Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of IMS Health Holdings, Inc. of our report dated March 4, 2011, except for the effect of earnings per share discussed in Note 16, as to which the date is January 2, 2014, relating to the financial statements and financial statement schedule of IMS Health Incorporated, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, NY

January 2, 2014